Exhibit 10.8

RIDER No. 1

TO COMMERCIAL LEASE

BETWEEN THE UNDERSIGNED:

•

The ANIMUS company, limited liability company with capital of 8,000 euros and head office at Chemin Doyen Gosse, 38330 Saint Ismier, whose unique identification number is 403.348.501 in the Grenoble Commercial Register, represented by Mr. Alain Tornier, acting in the capacity of Manager, having full powers for the purposes of this rider,

PARTY OF THE FIRST PART,

(Hereafter the “Lessor”),

AND

•

The TORNIER Company, simplified joint stock company with capital of 35,043,008 euros and head office located at 161 rue Lavoisier, 38330 Montbonnot Saint Martin, whose unique identification number is 070.501.275 in the Grenoble Commercial Register, represented by Mr. Douglas Kohrs, acting in the capacity of Chairman, having full powers for the purposes of this rider,

PARTY OF THE SECOND PART,

(Hereafter the “Lessee”),

WHEREAS:

The ANIMUS company has leased to the companies TORNIER HOLDING, TORNIER MEDI-QUAL and TORNIER COMMERCIAL premises located at 161 rue Lavoisier in Monbonnot Saint Martin (38330). In that connection, three leases dated May 30 and 31, 2006 and July 31, 2007 were signed between the ANIMUS company and the companies TORNIER HOLDING, TORNIER COMMERCIAL and TORNIER MEDI-QUAL, respectively.

Following changes in legal organization that occurred within the Tornier Group during 2007, the TORNIER Company has succeeded to the rights and obligations of the leases cited above and two riders were signed between the Parties, the rider No. 2 signed on December 29, 2007 between the Companies ANIMUS and TORNIER for the purpose of governing their new relations.

Thus, under the said rider, the ANIMUS company leased to the TORNIER Company, on a parcel of land located at 161 rue Lavoisier in Montbonnot Saint Martin (38330) ZIRST [Zone pour l’Innovation et la Recherche Scientifique et Technique – Zone for Scientific and Technical Research and Innovation], buildings for use as:

•	offices for 1,407 m2,

•	technical/storage/for 1,739 m2,

•	dining facility for 72 m2,

•	in addition to a parking facility for of 850 m2.

The Commercial lease was signed for a term of nine full and consecutive years effective retroactively to May 31, 2006 ending on May 30, 2015, in return for an annual rent to date of three hundred ten thousand five hundred sixty-two euros and eight cents (310,562.08 euros), net of tax, excluding expenses.

Following an internal reorganization connected with the recent transfer of TORNIER’s head office to the premises indicated above, the parties have come together to amend the conditions appearing in rider No. 2 indicated above, particularly those relating to the term of the lease and the amount of the rent.

THEREFORE, THE PARTIES HAVE AGREED TO AMEND THE RIDER No. 2 OF DECEMBER 29, 2007 AS FOLLOWS:

Article 2 of the Commercial Lease is henceforth is written as follows:

“2 / TERM – ENTRY INTO OCCUPANCY

This lease is granted and accepted for a firm term of ten full and consecutive years effective retroactively to June 1, 2012 ending on May 31, 2022.

By express agreement, and as a decisive condition absent which the Lessor would not have consented to this rider, the Lessee shall not have the option to give notice of termination during the aforementioned term.”

Article 20 of the Commercial Lease is henceforth written as follows:

“20/ RENT

This lease is granted and accepted in return for a pretax annual base rent of:

•	two hundred seventy-nine thousand five hundred five euros and eighty-eight cents (279,505.88 euros) from June 1, 2012 to May 31, 2014,

•	two hundred ninety-five thousand thirty-three euros and ninety-eight cents (295,033.98 euros) from June 1, 2014 to May 31, 2022.

This rent shall be subject to value-added tax at the rate in force.

The Lessee shall reimburse the lessor for the amount of the tax assessed on the rent and expenses at the time of payment of each installment of rent.

The rent shall be payable quarterly and in advance, in equal installments, at the head office of the lessor or the offices of the person managing the aforementioned premises in its place and stead, for the first time at the handover of the premises, and on the first of each quarter of the calendar year thereafter.

The reimbursement of the various expenses and services shall occur under the conditions more amply specified in the article “expenses” below.

The rent for the premises indicated above may vary in proportion to the index of the cost of construction published quarterly by the I.N.S.E.E. [Institut National de la Statistique et des Études Économiques—National Institute for Statistics and Economic Studies].

It is specified that this clause constitutes a contractual indexing.

The adjustment in the rent shall be done under the terms of this clause every year as of the starting date of the lease, and the rent must vary by the same percentage as the selected index. The indexing shall automatically occur, with no need for advance notice, however, in any event, the application of the variation in the cost of construction published quarterly by the I.N.S.E.E. may not have the effect of increasing the rent by an amount greater than 2.5%, throughout the entire term of the lease referred to in article 2, which is expressly accepted by the Parties.

If the selected index suddenly disappears or can no longer be used for any reason, it shall be replaced by the closest index determined in the event of uncertainty by an expert joint agent of the Parties, designated by mutual agreement between them or, failing that, by order of the chief judge of the court hearing the matter by request of the faster-acting party, who, in the event of refusal, departure or impossibility of any nature, shall be replaced in the same manner.

Furthermore, the lessor expressly waives the application of the provisions of articles L.145-36, L.145-37 and L.145-38 of the Commercial Code.”

Except for what is expressly provided pursuant to the terms of this rider, the other stipulations of Rider No. 2 to the Commercial Lease of December 29, 2007 remain unchanged.

Executed in Montbonnot, on August 18, 2012,

In two original counterparts

[signature] For the ANIMUS Company Alain Tornier	[signature] For the TORNIER Company Douglas Kohrs

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